Exhibit 99.1

NEW WORLD RESTAURANT GROUP OUTLINES
OPERATIONAL INITIATIVES PLANNED FOR 2004

GOLDEN, Colo. (2/24/04) – New World Restaurant Group, Inc (NWRG.PK) executives outlined operational initiatives planned for fiscal 2004 at a meeting with bondholders this morning in New York City.

Paul Murphy, New World CEO and Acting Chairman, discussed the new “Brand Renaissance” program being introduced for Einstein Bros, the company’s largest restaurant concept. “Our Brand Renaissance program was developed in response to survey data from our customers as well as restaurant consultants,” Mr. Murphy told the group. “It broadly addresses issues such as our brand position, service system and customer experience. We are in the process of designing a new prototype store as well as initial concept stores for our existing store base that will reflect our new direction. ‘Brand Renaissance will bring change to the look and feel of the Einstein Bros restaurants, coupled with an improved service system and menu redevelopment.”

Susan Daggett, Chief Operating Officer, added, “We are committed to improving the appearance of our stores and stand ready to make the necessary capital investments to refresh our stores as a critical part of the ‘Brand Renaissance’ program.”

Mr. Murphy also noted that strategic pricing actions have already been initiated for the company’s Noah’s New York Bagel restaurants, while pricing initiatives are under consideration for the Einstein Bros brand. These initiatives would be introduced in conjunction with certain menu modifications.

Focusing on the company’s drive for positive cash flow, Rick Dutkiewicz, Chief Financial Officer, explained how New World’s 2004 incentive compensation plan ties into this effort. “This plan requires sufficient cash flow to cover operating expenses, capital expenditures and interest payments,” he noted. “With payments to participating employees contingent on achieving the positive cash flow goal, this plan is clearly stakeholder friendly.”

Investors wishing to hear the full presentation can access a webcast from the home page or investor calendar page of New World’s website (www.newworldrestaurantgroup.com), where they can click on the special button for the presentation.  The replay of the webcast will be archived on the website through 5:00 p.m. on March 24, 2004.

New World is a leading company in the quick casual sandwich industry. The company operates locations primarily under the Einstein Bros and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of December 30, 2003, the company’s retail system consisted of 464 company-operated locations, as well as 226 franchised, and 45 licensed locations in 33 states. The company also operates dough production and coffee roasting facilities.

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Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. The ability of the Company to execute a Brand Renaissance depends on a variety of factors including the availability of funds, general economic and market conditions, and the acceptability of changes by consumers. The ability to introduce pricing initiatives and/or menu modifications is also dependent upon a variety of factors including market and general economic conditions and customer responses.  The ability of the company to invest capital is dependent on the availability of cash flow.  These and other forward looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the company’s SEC filings.

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702; parnespr@optonline.net